EXHIBIT 3.1
Cell Kinetics Ltd.	Articles of Association as of July 23, 2007

THE COMPANIES LAW, 5759-1999

A COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

CELL KINETICS LTD.

P R E L I M I N A R Y

1.	Interpretation

1.1.	In these Articles, if not inconsistent with the context, the words appearing in the first column of the following table shall bear the meanings set opposite them respectively in the second column.

WORDS	MEANINGS
“Articles”	These Articles of Association as shall be amended from time to time.

the ”Board of Directors”; the “Board”	The Board of Directors of the Company.

the “Chairman”	The Chairman of the Board of Directors, as may be appointed, from time to time (if appointed).

The “Company”	Cell Kinetics Ltd.

The “Companies Ordinance”
The Companies Ordinance (New Version), 5743-1983, or any statutory re-enactment or modification thereof to the extent in force at the time; and any reference to any section or provision of the Companies Ordinance shall be deemed to include a reference to any statutory re-enactment or modification thereof being in force at the time.

The “Companies Law”	The Companies Law, 5759-1999, or any statutory re-enactment or modification thereof being in force at the time, and any regulations promulgated thereunder.

“Director”	The member or members of the Board of Directors appointed in accordance with these Articles holding office at any one time.

Cell Kinetics Ltd.	Articles of Association as of July 23, 2007

the “Register of Shareholders”	The Register of Shareholders of the Company administered in accordance to Section 127 of the Companies Law.

“in writing”	Written, printed, photocopied, typed, sent via facsimile or produced by any visible substitute for writing, or partly one and partly another and signed shall be construed accordingly.

1.2.
Words denoting the singular number shall include the plural number and vice versa; words denoting the masculine gender shall include the feminine gender; words denoting persons shall include corporations.

1.3.
Save as aforesaid any words or expressions defined in the Companies Law or in the Companies Ordinance (to the extent still in effect according to the provisions of the Companies Law), shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

1.4.	The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction of any provision hereof.

PUBLIC COMPANY; LIMITED LIABILITY

2.	The Company is a public company as such term is defined in section 1 of the Companies’ Law.

3.
The Company is a Limited Liability Company and therefore each shareholder’s liability to the Company’s obligations shall be limited to the payment of the par value of the shares held by such shareholder, subject to the provisions of the Companies Law.

THE COMPANY’S OBJECTIVES

4.	The Company’s objectives are to carry on any business, and do any act, which is not prohibited by law.

5.
Pursuant to Section 11 of the Law, the Company may also make contributions of reasonable amounts to worthy causes, irrespective of whether such contributions donation fall, or does not fall, within the Company’s usual business conduct.

SHARE CAPITAL

Cell Kinetics Ltd.	Articles of Association as of July 23, 2007

6.	Share Capital

The share capital of the Company is NIS 300,000 (one hundred thousand New Israeli Shekels) divided into thirty million (30,000,000) Ordinary Shares of a nominal value of one Israeli Agora (NIS 0.01) each (the “Ordinary Shares”).

The rights attached to the Ordinary Shares shall be all the rights in the Company including, without limitation, the right to receive notices of shareholders meetings, to attend and vote at shareholders’ meetings, to participate in distribution of dividends and to participate in distribution of surplus assets and funds in liquidation of the Company.

7.	Increase of Share Capital

7.1.
The Company may, from time to time, whether or not all the shares then authorized have been issued, and whether or not all the shares theretofore issued have been called up for payment, increase its authorized share capital. Any such new capital shall be of such amount and shall be divided into shares of such nominal amounts, and such shares shall confer such rights and preferences, and shall be subject to such restrictions, as the resolution approving such share capital increase shall provide.

7.2.	Except to the extent otherwise provided in such resolution, such new shares shall be subject to all the provisions applicable to the shares of such class included in the existing share capital.

8.	Special Rights; Modifications of Rights

8.1.
If at any time, the share capital is divided into different classes of shares, the rights attached to any class, unless otherwise provided by the terms of issue of the shares of that class, may be modified or abrogated only upon consent of a separate general meeting of the holders of the shares of such class.  The provisions of these Articles relating to general meetings of shareholders shall apply, mutatis mutandis, to any such separate general class meeting.

8.2.
The increase of the number of authorized shares of a certain class of shares, or the issuance of additional shares thereof out of the authorized and unissued share capital, shall not be deemed, for purposes of Article 8.1, to modify or abrogate the rights attached to the previously issued shares of such class or of any other class of shares.

9.	Consolidation, Subdivision, Cancellation and Reduction of Share Capital

9.1.	The Company may, from time to time (subject, however, to the provisions of these Articles and to applicable law):

9.1.1.	Consolidate and divide all or any of its issued or unissued share capital into shares

Cell Kinetics Ltd.	Articles of Association as of July 23, 2007

of larger nominal value than its existing shares;

9.1.2.
Subdivide its shares (issued or unissued) or any of them, into shares of smaller nominal value than is fixed by these Articles. The resolution whereby any share is subdivided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the shares may, as compared with others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company may attach to unissued or new shares;

9.1.3.
Cancel any shares which, at the date of the adoption of such resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so canceled; or

9.1.4.	Reduce its share capital in any manner, and with and subject to any incident authorized, and consent required, by law.

9.2.
With respect to any consolidation of issued shares into shares of larger nominal value, and with respect to any other action which may result in fractional shares, the Board of Directors may settle any difficulty which may arise with regard thereto, as it deems fit, including, interalia, resort to one or more of the following actions:

9.2.1.	Determine, as to the holder of shares so consolidated, which issued shares shall be consolidated into each share of larger nominal value;

9.2.2.	Allot, in contemplation of or subsequent to such consolidation or other action, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

9.2.3.	Redeem, in the case of redeemable shares, and subject to applicable law, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

Cell Kinetics Ltd.	Articles of Association as of July 23, 2007

9.2.4.
Subject to section 295 of the Companies’ Law, cause the transfer of fractional shares by certain shareholders of the Company to other shareholders thereof so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees to pay the transferors the fair value of fractional shares so transferred, and the Board of Directors is hereby authorized to act as agent for the transferors and transferees with power of substitution for purposes of implementing the provisions of this sub-Article 9.2.4.

SHARES

10.	Issuance of Share Certificates; Replacement of Lost Certificates

10.1.	Share certificates shall be issued under the stamp of the Company and shall bear the signatures of a Director and/or of any other person or persons authorized thereto by the Board of Directors.

10.2.
Each shareholder shall be entitled to one numbered certificate for all the shares registered in his name, and if the Board of Directors so approves, to several certificates, each for one or more of such shares. Each certificate shall specify the serial numbers of the shares represented thereby and may also specify the amount paid up thereon.

10.3.	A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Registrar of Shareholders in respect of such co-ownership.

10.4.
If a share certificate is defaced, lost or destroyed, it may be replaced, upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board of Directors may think fit.

11.	Registered Holder

Except as otherwise provided in these Articles, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof, and, accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by statute, be bound to recognize any equitable or other claim to, or interest in such share on the part of any other person.

Cell Kinetics Ltd.	Articles of Association as of July 23, 2007

12.	Allotment of Shares

Subject to the Companies’ Law, the unissued shares shall be under the control of the Board, which shall have the power to allot shares or otherwise dispose of them to such persons, on such terms and conditions (including inter alia terms relating to calls as set forth in Article 14.6 hereof), and either at par or at a premium, or, subject to the provisions of the Companies Law, at a discount, and at such times, as the Board of Directors may think fit, and the power to give to any person the option to acquire from the Company any shares, either at par or at a premium, or, subject as aforesaid, at a discount, during such time and for such consideration as the Board of Directors may think fit. Such issuance may be made in cash, cash equivalents or for in kind consideration.

13.	Payment in Installments

If by the terms of allotment of any share, the whole or any part of the price thereof shall be payable in installments, every such installment shall, when due, be paid to the Company by the then registered holder(s) of the share of the person(s) entitled thereto.

14.	Calls on Shares

14.1.
The Board of Directors may, from time to time make such calls as it may think fit upon shareholders in respect of any sum unpaid in respect of shares held by such shareholders which is not, by the terms of allotment thereof or otherwise, payable at a fixed time, and each shareholder shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board of Directors, as any such time(s) may be thereafter extended and/or such person(s) or place(s) changed. Unless otherwise stipulated in the resolution of the Board of Directors (and in the notice hereafter referred to), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all shares in respect of which such call was made.

14.2.
Notice of any call shall be given in writing to the shareholder(s) in question not less than fourteen (14) days prior to the time of payment, specifying the time and place of payment, and designating the person to whom such payment shall be made, provided, however, that before the time for any such payment, the Board of Directors may, by notice in writing to such shareholder(s), revoke such call in whole or in part, extend such time, or alter such person and/or place. In the event of a call payable in installments, only one notice thereof need be given.

14.3.	If, by the terms of allotment of any share or otherwise, any amount is made payable at any fixed time, every such amount shall be payable at such time as if it were a call duly made by the

Cell Kinetics Ltd.	Articles of Association as of July 23, 2007

Board of Directors and of which due notice had been given, and all the provisions herein contained with respect to such calls shall apply to each such amount.

14.4.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof and all interest payable thereon.

14.5.
Any amount unpaid in respect of a call shall bear interest from the date on which it is payable until actual payment thereof, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel), and at such time(s) as the Board of Directors may prescribe.

14.6.	Upon the allotment of shares, the Board of Directors may provide for differences among the allottees of such shares as to the amount of calls and/or the times of payment thereof.

15.	Prepayment

With the approval of the Board of Directors, any shareholder may pay to the Company any amount not yet payable in respect of his shares, and the Board of Directors may approve the payment of interest on any such amount until the same would be payable if it had not been paid in advance, at such rate and time(s) as may be approved by the Board of Directors. The Board of Directors may at any time cause the Company to repay all or any part of the money so advanced, without premium or penalty. Nothing in this Article 12 shall derogate from the right of the Board of Directors to make any call before or after receipt by the Company of any such advance.

16.	Forfeiture and Surrender

16.1.
If any shareholder fails to pay any amount payable in respect of a call, or interest thereon as provided for herein, on or before the day fixed for payment of the same, the Company, by resolution of the Board of Directors, and subject to the provisions of Section 181 of the Companies Law, may at any time thereafter, so long as the said amount or interest remains unpaid, forfeit all or any of the shares in respect of which said call had been made. Any expense incurred by the Company in attempting to collect any such amount or interest, including, inter alia, attorneys’ fees and costs of suit, shall be added to, and shall, for all purposes (including the accrual of interest thereon), constitute a part of the amount payable to the Company in respect of such call.

16.2.
Upon the adoption of a resolution of forfeiture, the Board of Directors shall cause notice thereof to be given to such shareholder, which notice shall state that, in the event of the failure to pay the entire amount so payable within a period stipulated in the notice (which period shall not be less than fourteen (14) days and which may be extended by the Board of

Cell Kinetics Ltd.	Articles of Association as of July 23, 2007

Directors), such shares shall be ipso facto forfeited, provided, however, that, prior to the expiration of such period, the Board of Directors may nullify such resolution of forfeiture, but no such nullification shall stop the Board of Directors from adopting a further resolution of forfeiture in respect of the non-payment of the same amount.

16.3.	Whenever shares are forfeited as herein provided, all dividends theretofore declared in respect thereof and not actually paid shall be deemed to have been forfeited at the same time.

16.4.	The Company, by resolution of the Board of Directors, may accept the voluntary surrender of any share.

16.5.
Any share forfeited or surrendered as provided herein shall become dormant shares (as defined in Section 308 of the Companies Law), and the same, subject to the provisions of these Articles, may be sold, re-allotted or otherwise disposed of as the Board of Directors thinks fit.

16.6.
Any shareholder whose shares have been forfeited or surrendered shall cease to be a shareholder in respect of the forfeited or surrendered shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, at the rate prescribed in Article 14.5 above, unless such shares were sold by the Company, and the Company shall have received in full the amounts specified above in addition to any additional costs of such sale of shares, and the Board of Directors, in its discretion, may enforce the payment of such moneys, or any part thereof, but shall not be under any obligation to do so. In the event of such forfeiture or surrender, the Company, by resolution of the Board of Directors, may accelerate the date(s) of payment of any or all amounts then owing by the shareholder in question (but not yet due) in respect of all shares owned by such shareholder, solely or jointly with another, and in respect of any other matter or transaction whatsoever.

16.7.
The Board of Directors may at any time, before any share so forfeited or surrendered shall have been sold, re-allotted or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it thinks fit, but no such nullification shall stop the Board of Directors from re-exercising its powers of forfeiture pursuant to this Article 164.

Cell Kinetics Ltd.	Articles of Association as of July 23, 2007

17.	Lien

17.1.
Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares registered in the name of each shareholder (without regard to any equitable or other claim or interest in such shares on the part of any other person), and upon the proceeds of the sale thereof, for his debts, liabilities and engagements arising from any cause whatsoever, solely or jointly with another, to or with the Company, whether the period for the payment, fulfillment or discharge thereof shall have actually arrived or not. Such lien shall extend to all dividends from time to time declared in respect of such share. Unless otherwise provided, the registration by the Company of a transfer of shares shall not be deemed to be a waiver on the part of the Company of the lien (if any) existing on such shares immediately prior to such transfer.

17.2.
The Board of Directors may cause the Company to sell any shares subject to such lien when any such debt, liability or engagement has matured, in such manner as the Board of Directors may think fit, but no such sale shall be made unless such debt, liability or engagement has not been satisfied within fourteen (14) days after written notice of the intention to sell shall have been served on such shareholder, his executors or administrators.

17.3.
The net proceeds of any such sale, after payment of the costs thereof, shall be applied in or toward satisfaction of the debts, liabilities or engagements of such shareholder (whether or not the same have matured), or any specific part of the same (as the Company may determine), and the residue (if any) shall be paid to the shareholder, his executors, administrators or assigns.

18.	Sale after Forfeiture or Surrender or in Enforcement of Lien

Upon any sale of shares after forfeiture or surrender or for enforcing a lien, the Board of Directors may appoint some person to execute an instrument of transfer of the shares so sold and cause the purchaser’s name to be entered in the Register of Shareholders in respect of such shares, and the purchaser shall not be bound to see to the regularity of the proceedings, or to the application of the purchase money, and after his name has been entered in the Register of Shareholders in respect of such shares, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

19.	Purchase of the Company’s Shares

The Company may, subject to and in accordance with the provisions of the Law, purchase or undertake to purchase, provide finance and or assistance or undertake to provide finance and/or assistance directly or indirectly, with respect to the

Cell Kinetics Ltd.	Articles of Association as of July 23, 2007

purchase of its shares or securities which may be converted into shares of the Company or which confer rights upon the holders thereof to purchase shares of the Company.

TRANSFER OF SHARES

20.	Effectiveness and Registration

20.1.
No transfer of shares shall be registered unless a proper instrument of transfer (in form and substance satisfactory to the Board of Directors) has been submitted to the Company (or its transfer agent), together with the share certificate(s) and such other evidence of title as the Board of Directors may reasonably require.

20.2.
The Board may, in its discretion to the extent it deems necessary and subject to any restrictions in the Law or the rules of any stock exchange upon which the Ordinary Shares are listed, close the Shareholders Register for registrations of transfers of shares during any year for a period to be determined by the Board, and no registrations in the Shareholders Register of transfers of shares shall be made by the Company during any such period during which the Shareholders Register is so closed.

TRANSMISSION OF SHARES

21.	Descendents’ Shares

21.1.
In case of a share registered in the names of two or more holders, the Company may recognize the survivor(s) as the sole owner(s) thereof unless and until the provisions of Article 21.2 have been effectively invoked.

21.2.
Any person becoming entitled to a share in consequence of the death of any person, upon producing evidence of the grant of probate or letters of administration or declaration of succession shall be registered as a shareholder in respect of such share, or may, subject to the regulations as to transfer herein contained, transfer such share.

22.	Receivers and Liquidators

22.1.
The Company may recognize the receiver or liquidator of any corporate shareholder in winding-up or dissolution, or the receiver or trustee in bankruptcy of any shareholder, as being entitled to the shares registered in the name of such shareholder.

22.2.	The receiver or liquidator of a corporate shareholder in winding-up or dissolution, or the receiver or trustee in bankruptcy of any

Cell Kinetics Ltd.	Articles of Association as of July 23, 2007

shareholder, upon producing such evidence as the Board of Directors may deem sufficient that he sustains the character in respect of which he proposes to act under this Article or of his title, shall with the consent of the Board of Directors (which the Board of Directors may grant or refuse in its absolute discretion), be registered as a shareholder in respect of such shares, or may, subject to the regulations as to transfer herein contained, transfer such shares.

RECORD DATE FOR NOTICES OF GENERAL MEETINGS

23.	Record Date for Notices of General Meetings

23.1.
Notwithstanding any other contrary provision of these Articles and subject to applicable law, the Board may fix a date, not exceeding forty (40) days (unless a longer period is allowed by the Law), and not less than four (4) days, prior to the date of any general meeting of the Shareholders, as the date of which Shareholders entitled to notice of and to vote at such meeting shall be determined, and all persons who were holders of record of voting shares on such date and no others shall be entitled to notice of and to vote at such meeting. A determination of Shareholders of record entitled to notice of and to vote at any meeting shall apply to any adjournment of such meeting, provided, however, that the Board may fix a new record date for the adjourned meeting.

23.2.
Any Shareholder or Shareholders of the Company holding, at least, one percent (1%) of the voting rights in the general meeting may, pursuant to the Law, request that the Board include a subject in the agenda of a general meeting to be held in the future provided that such proposed matter is appropriate for discussion in a general meeting. The Board, may, in its discretion to the extent it deems necessary, request that the Shareholders making the request provide additional information necessary so as to include a subject in the agenda of a general meeting, as the Board may reasonably require.

GENERAL MEETINGS

24.	Annual General Meeting

A general meeting (the “Annual General Meeting”) shall be held once in every year at such time (within a period of not more than fifteen (15) months after the last preceding Annual General Meeting) and at such place either within or without the State of Israel as may be determined by the Board of Directors.

25.	Extraordinary General Meetings

Cell Kinetics Ltd.	Articles of Association as of July 23, 2007

All general meetings other than the Annual General Meetings shall be called “Extraordinary General Meetings”. The Board of Directors may, whenever it may see fit, convene an Extraordinary General Meeting at such time and place, within or without the State of Israel, as may be determined by the Board of Directors, and shall be obliged to do so upon a requisition in writing in accordance with Section 63 of the Companies Law.

26.	Powers of the General Meeting

Subject to the provisions of these Articles and the Law, the function of the General Meeting shall be to elect the members of the Board, including External Directors; to appoint the Company’s auditor; to approve acts and transactions that require approval by a general meeting under the provisions of Sections 255 and 268 to 275 of the Law; to increase and reduce the authorized share capital, in accordance with the provisions of Sections 286 and 287 of the Law; to approve any amendment to these Articles; and to approve a resolution to consummate a Merger as defined in Section 1 of the Law.

27.	Notice of General Meetings; Omission to Give Notice

Subject to these Articles, applicable law and regulations, including the applicable laws and regulations of any stock market on which the Company’s shares are listed, prior notice of at least 21 days of any general meeting, specifying the place, date and hour of the meeting, shall be given as, hereinafter provided, to the Shareholders thereunto entitled pursuant to these Articles and the Law. The accidental omission to give notice to any Shareholder or the non-receipt of any such notice sent to such Shareholder shall not invalidate any resolution passed or the proceedings held at that meeting.

28.	Manner of Meeting

Subject to the provisions of the Law, the Board may, in its absolute discretion, resolve to enable persons entitled to attend a General Meeting to do so by simultaneous attendance and participation at the principal meeting place and a satellite meeting place or places anywhere in the world and the Shareholders present in person, by proxy or by written ballot at satellite meeting places shall be counted in the quorum for and entitled to vote at the General Meeting in question, and that meeting shall be duly constituted and its proceedings valid, provided that the chairman of the General Meeting is satisfied that adequate facilities are available throughout the General Meeting to ensure that Shareholders attending at all the meeting place able to:

28.1.	participate in the business for which the meeting has been convened;

28.2.	hear all persons who speak (whether by the use of microphones, loudspeakers audio-visual communications equipment or otherwise) in the principal meeting place and any satellite meeting place, and

28.3.	be heard by all other persons so present in the same way.

Cell Kinetics Ltd.	Articles of Association as of July 23, 2007

PROCEEDINGS AT GENERAL MEETINGS

29.	Quorum

29.1.
Shareholder(s) (not in default in payment of any sum referred to in Article 34.1 hereof), present in person or by proxy and holding shares conferring in the aggregate a majority of the voting power of the Company, shall constitute a quorum at General Meetings. No business shall be transacted at a General Meeting, or at any adjournment thereof, unless the requisite quorum is present when the meeting proceeds to business.

29.2.
If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon requisition under Sections 63 or 64 of the Companies Law, shall be dissolved, but in any other case it shall stand adjourned to the same day in the next week, at the same time and place, or to such day and at such time and place as the Chairman may determine with the consent of the holders of a majority of the voting power represented at the meeting in person or by proxy and voting on the question of adjournment. No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, any shareholder(s) (not in default as aforesaid) present in person or by proxy and holding at least 25% of the voting rights in the Company, shall constitute a quorum.

29.3.	The Board of Directors may determine, in its discretion, the matters that may be voted upon at the meeting by proxy in addition to the matters listed in Section 87(a) to the Companies Law.

30.	Power to Adjourn

30.1.
The Chairman of a General Meeting at which a quorum is present may, with the consent of the holders of a majority of the voting power represented in person or by proxy and voting on the question of adjournment (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called.

30.2.
It shall not be necessary to give any notice of an adjournment, unless the meeting is adjourned for thirty (30) days or more in which event notice thereof shall be given in the manner required for the meeting as originally called.

Cell Kinetics Ltd.	Articles of Association as of July 23, 2007

31.	Chairman

The Chairman, if any, shall preside as chairman at every General Meeting of the Company. If there is no such Chairman, or if at any meeting he is not present within fifteen (15) minutes after the time fixed for holding the meeting or is unwilling to act as Chairman, the Shareholders present shall choose another member of the Board to be chairman of such meeting or, if no Board member is present or if all Board members present decline to preside as chairman, the Shareholders present shall choose one of the Shareholders present to be chairman. The chairman of any General Meeting shall not, by virtue of such office, be entitled to vote at any General Meeting nor shall the chairman of a meeting have a second or casting vote (without derogation, however from the rights of such chairman to vote as a Shareholder or proxy of a Shareholder if, in fact, he is also a Shareholder or a duly appointed proxy).

32.	Adoption of Resolutions at General Meetings

32.1.
Resolutions of the Shareholders with respect to all matters shall be deemed adopted if approved by the holders of a majority of the voting power of the Company represented at the shareholders meeting in person or by proxy and voting thereon, other than as required by the Companies’ Law or as otherwise set forth in these Articles.

32.2.
Every question submitted to a General Meeting shall be decided by a show of hands, but if a written ballot is demanded by any shareholder present in person or by proxy and entitled to vote at the meeting, the same shall be decided by such ballot. A written ballot may be demanded before the proposed resolution is voted upon or immediately after the declaration by the Chairman of the results of the vote by a show of hands. If a vote by written ballot is taken after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by such written ballot. The demand for a written ballot may be withdrawn at any time before the same is conducted, in which event another shareholder may then demand such written ballot. The demand for a written ballot shall not prevent the continuance of the meeting for the transaction of business other than the question on which the written ballot has been demanded.

32.3.
A declaration by the Chairman of the meeting that a resolution has been carried unanimously, or carried by a particular majority, or lost, and an entry to that effect in the minute book of the Company, shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

33.	Voting Power

Cell Kinetics Ltd.	Articles of Association as of July 23, 2007

Subject to the provisions of Article 34.1and subject to any provision hereof conferring special rights as to voting, or restricting the right to vote, every shareholder shall have one vote for each share held by him of record, on every resolution, without regard to whether the vote thereon is conducted by a show of hands, by written ballot or by any other means.

34.	Voting Rights

34.1.
No shareholder shall be entitled to vote at any General Meeting (or be counted as a part of the quorum thereat), unless all calls and other sums then payable by him in respect of his shares in the Company have been paid.

34.2.
A company or other corporate body being a shareholder of the Company may, by resolution of its directors or any other managing body thereof, authorize any person to be its representative at any meeting of the Company. Any person so authorized shall be entitled to exercise on behalf of such shareholder all the power which the latter could have exercised if it were an individual shareholder. Upon the request of the Chairman of the meeting, written evidence of such authorization (in form acceptable to the Chairman) shall be delivered to him.

34.3.
Any shareholder entitled to vote may vote either personally or by proxy (who need not be a shareholder of the Company), or, if the shareholder is a company or other corporate body, by a representative authorized pursuant to Article 34.2.

34.4.
If two or more persons are registered as joint holders of any share, the vote of the senior who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s); and for this purpose seniority shall be determined by the orders in which the names stand in the Register of Shareholders.

PROXIES

35.	Instrument of Appointment

35.1.
The instrument appointing a proxy shall be in writing in such form as may be approved by the Board from time to time in compliance with applicable law. Such proxy shall be duly signed by the appointor or such person’s duly authorized attorney or, if such appointor is a company or other corporate body, under its common seal or stamp or the hand of its duly authorized agent(s) or attorney(s).

35.2.	The instrument appointing a proxy (and the power of attorney or other authority, if any, under which such instrument has been signed) shall

Cell Kinetics Ltd.	Articles of Association as of July 23, 2007

either be presented to the chairman at the meeting at which the person named in the instrument proposes to vote or be delivered to the Company: (i) at its Office or at its principal place of business, not less than two (2) hours before the time fixed for such meeting, or (ii) at the offices of its transfer agent, not less than twenty (24) hours before the time fixed for such meeting. Notwithstanding the above, the chairman shall have the right to waive the time requirement provided above with respect to all instruments of proxies and to accept any and all instruments of proxy until the beginning of a General Meeting.

35.3.	The Board may cause the Company to send, by mail or otherwise, instruments of proxy to Shareholders for use at any general meeting.

36.	Effect of Death of Appointer or Revocation of Appointment

36.1.
A vote cast in accordance with an instrument appointing a proxy shall be valid notwithstanding the prior death or bankruptcy of the appointing member (or of his attorney-in-fact, if any, who signed such instrument), or the transfer of the share in respect of which the vote is cast, unless written notice of such matters shall have been received by the Company or by the chairman of such meeting prior to such vote being cast.

36.2.
An instrument appointing a proxy shall be deemed revoked (i) upon receipt by the Company or the Chairman, subsequent to receipt by the Company of such instrument, of written notice signed by the person signing such instrument or by the member appointing such proxy canceling the appointment thereunder (or the authority pursuant to which such instrument was signed) or of an instrument appointing a different proxy (and such other documents, if any, required under Article 35 for such new appointment), provided such notice of cancellation or instrument appointing a different proxy were so received at the place and within the time for delivery of the instrument revoked thereby as referred to in Article 36.2 hereof, or (ii) if the appointing member is present in person at the meeting for which such instrument of proxy was delivered, upon receipt by the chairman of such meeting of written notice from such member of the revocation of such appointment, or if and when such member votes at such meeting. A vote cast in accordance with an instrument appointing a proxy shall be valid notwithstanding the revocation or purported cancellation of the appointment, or the presence in person or vote of the appointing member at a meeting for which it was rendered, unless such instrument of appointment was deemed revoked in accordance with the foregoing provisions of this Article 36.2 at or prior to the time such vote was cast.

37.	Multiple Proxies

A Shareholder is entitled to vote by a separate proxy with respect to each share held by him provided that each proxy shall have a separate letter of appointment containing the serial number of the share(s) with respect to which the proxy is entitled to vote. Where valid but differing instruments of proxy are delivered in

Cell Kinetics Ltd.	Articles of Association as of July 23, 2007

respect of the same share for use at the same meeting, the instrument which is delivered last (regardless of its date or of the date of its execution) shall be treated as replacing and revoking the others as regards that share.  However, if the Board, or some other person as may be authorized by the Board for such purpose, is unable to determine which was the last delivered, none of them shall be treated as valid in respect of that share.  Delivery of an instrument appointing a proxy or any other instrument, as aforesaid, shall not preclude a Shareholder from attending and voting in person at the meeting.

BOARD OF DIRECTORS

38.	Number of Directors

The Board of the Company shall consist of not less than two (2) Directors and no more than eleven (11) Directors.   Subject to the preceding sentence, the Board shall, by resolution approved by at least a majority of the directors then in office, set the number of directors of the Board.  The approval of the majority of the directors then in office shall be required for any change in the number of directors of the Board.

39.	Qualification of Directors

No person shall be disqualified as a Director by reason of his not holding shares in the Company or by reason of his having served as a director of the Company in the past.

40.	Continuing Directors in the Event of Vacancies

In the event that, one or more vacancies is created in the Board, including without limitation a situation in which the number of directors is less than the minimum number permitted under Article 38 (a “Vacancy”), the continuing directors may continue to act in every matter, and, may appoint directors to temporarily fill any such Vacancy, provided, however, that if the number of directors is less than three (3), they may only act in (i) an emergency; or (ii) to fill the office of director which has become vacant; or (iii) in order to call a General Meeting of the Company for the purpose of electing Directors to fill any or all Vacancies, so that at least three (3) Directors are in office as a result of said meeting. Notwithstanding the foregoing, in the event of Vacancy of an External Director, the Company shall elect a new External Director or take such other action as required under the Companies Law.

41.	Vacation of Office

41.1.
The office of a director shall be vacated, ipso facto, upon his death or if he be found legally incompetent; if he becomes bankrupt, if he is prevented by applicable law from serving as a director of the Company, if the Board terminates his office according to Section 231 of the Law, or if a court order is given in accordance with Section 233 of the Law.

Cell Kinetics Ltd.	Articles of Association as of July 23, 2007

41.2.
The office of the Director shall be vacated by his written resignation. Such resignation shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

42.	Remuneration of Directors

Subject to the provisions of the Law, a director may be paid remuneration by the Company for his services as director to the extent such remuneration shall have been approved by a General Meeting of the Company.

43.	Conflict of Interests; Approval of Related Party Transactions

43.1.
Subject to the provisions of the Companies Law and these Articles, the Company may enter into any contract or otherwise transact any business with any Director in which contract or business such Director has a personal interest, directly or indirectly; and may enter into any contract of otherwise transact any business with any third party in which contract or business a Director has a personal interest, directly or indirectly.

43.2.
A Director or other Office Holder (as that term is defined in Section 1 of the Companies Law), shall not participate in deliberations concerning, nor vote upon a resolution approving, a transaction with the Company in which he has a personal interest, except as otherwise provided in the Companies’ Law.

44.	Alternate Directors

44.1.
Subject to the provisions of the Companies Law, a Director may, by written notice to the Company, appoint an alternate for himself (in these Articles referred to as “Alternate Director”), remove such Alternate Director and appoint another Alternate Director in place of any Alternate Director appointed by him whose office has been vacated for any reason whatsoever. Unless the appointing Director, by the instrument appointing an Alternate Director or by written notice to the Company, limits such appointment to a specified period of time or restricts it to a specified meeting or action of the Board of Directors, or otherwise restricts its scope, the appointment shall be for an indefinite period, and for all purposes.

44.2.	Any notice given to the Company pursuant to Article 44.1 shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

44.3.
An Alternate Director shall have all the rights and obligations of the Director who appointed him, provided, however, that he may not in turn appoint an alternate for himself (unless the instrument appointing him otherwise expressly provides), and provided

Cell Kinetics Ltd.	Articles of Association as of July 23, 2007

further that an Alternate Director shall have no standing at any meeting of the Board of Directors or any committee thereof while the Director who appointed him is present.

44.4.	Any natural person, who is not a member of the Board of Directors, may act as an Alternate Director. One person may not act as Alternate Director for several directors.

44.5.	An Alternate Director shall be responsible for his own acts and defaults, as provided in the Companies Law.

44.6.
The office of an Alternate Director shall be vacated under the circumstances, mutatis mutandis, set forth in Article 41, and such office shall ipso facto be vacated if the Director who appointed such Alternate Director ceases to be a Director.

POWERS AND DUTIES OF DIRECTORS

45.	Powers of Board of Directors

45.1.	General

In addition to all powers and authorities of the Board of Directors as specified in the Companies Law, the determination of the Company’s policy, and the supervision of the General Manager and the Company’s officers shall be vested in the Board of Directors. In addition, the Board of Directors may exercise all such powers and do all such acts and things as the Company is authorized to exercise and do, and are not hereby or by law required to be exercised or done by the Company in General Meeting or by the General Manager or the Chief Executive Officer of the Company (the “General Manager”) under his express or residual authority. The authority conferred on the Board of Directors by this Article 0 shall be subject to the provisions of the Companies Law, these Articles and any regulation or resolution consistent with these Articles adopted from time to time by the Company in General Meeting, provided, however, that no such regulation or resolution shall invalidate any prior act done by or pursuant to a decision of the Board of Directors which would have been valid if such regulation or resolution had not been adopted.

45.2.	Borrowing Power

The Board of Directors may from time to time, in its discretion, cause the Company to borrow or secure the payment of any sum or sums of money for the purposes of the Company, and may secure or provide for the repayment of such sum or sums in such manner, at such times and upon such terms and conditions in all respects as it thinks fit, and, in particular, by the issuance of bonds, perpetual or redeemable debentures, debenture stock, or any mortgages, charges, or other securities on the undertaking or the whole or any part of the property of the Company, both present and

Cell Kinetics Ltd.	Articles of Association as of July 23, 2007

future, including its uncalled or called but unpaid capital for the time being.

45.3.	Reserves

The Board of Directors may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) which the Board of Directors, in its absolute discretion, shall think fit, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments, and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or re-designate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board of Directors may from time to time think fit.

46.	Exercise of Powers of Directors

46.1.	A meeting of the Board of Directors at which a quorum is present shall be competent to exercise all the authorities, powers and discretions vested in or exercisable by the Board of Directors.

46.2.
Except as otherwise specifically set forth in these Articles or as required by the Law, a resolution proposed at any meeting of the Board of Directors shall be deemed adopted if approved by a majority of the Directors present when such resolution is put to a vote and voting thereon.

46.3.
A resolution in writing signed by all Directors then in office and lawfully entitled to vote thereon (as conclusively determined by the Chairman of the Audit Committee [Va’adat Bikoret], (if any) and in the absence of such determination - by the Chairman) or to which all such Directors have given their written consent (by letter, telegram, telex, facsimile, telecopier or otherwise) or their oral consent by telephone or otherwise (provided that a written summary thereof has been approved and signed by the Chairman), shall be deemed to have been unanimously adopted by a meeting of the Board of Directors duly convened and held. If the Board adopts resolutions as set forth in the immediately preceding sentence, minutes including such resolutions, including a resolution to vote on such matters without convening a meeting of the Board, shall be prepared and the Chairman will sign such minutes.

47.	Delegation of Powers

47.1.
The Board of Directors may, subject to the provisions of the Companies Law and any other applicable law, delegate any or all of its powers to committees, each consisting of two or more persons, and it may from time to time revoke such delegation or

Cell Kinetics Ltd.	Articles of Association as of July 23, 2007

alter the composition of any such committee. Any Committee so formed (in these Articles referred to as a “Committee of the Board of Directors”), shall, in the exercise of the powers so delegated, conform to any regulations imposed on it by the Board of Directors. The meetings and proceedings of any such Committee of the Board of Directors shall be governed, in the relevant changes, by the provisions herein contained for regulating the meetings of the Board of Directors, so far as not superseded by any regulations adopted by the Board of Directors under this Article. Unless otherwise expressly provided by the Board of Directors in delegating powers to a Committee of the Board of Directors, such Committee shall not be empowered to further delegate such powers.

47.2.
Without derogating from the provisions of Article 56, the Board of Directors may, subject to the provisions of the Companies Law, from time to time appoint a Secretary to the Company, as well as officers, agents, employees and independent contractors, as the Board of Directors may think fit, and may terminate the service of any such person. The Board of Directors may, subject to the provisions of the Companies Law, determine the powers and duties, as well as the salaries and emoluments, of all such persons, and may require security in such cases and in such amounts as it thinks fit.

47.3.
The Board of Directors may from time to time, by power of attorney or otherwise, appoint any person, company, firm or body of persons to be the attorney or attorneys of the Company at law or in fact for such purpose(s) and with such powers, authorities and discretions, and for such period and subject to such conditions, as it thinks fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board of Directors may think fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

ELECTION AND REMOVAL OF DIRECTORS

48.	Election and Removal of Directors

Directors, except for the External Directors, shall be elected at the Annual General Meeting by the vote of the holders of a majority of the voting power represented at such meeting in person or by proxy and voting on the election of directors, and each director shall serve, subject to Article 41 hereof, and with respect to a director appointed pursuant to Article 40 hereof, subject to such Article, until the Annual General Meeting next following the Annual General Meeting at which such director was appointed, or his earlier removal pursuant to this Article 48. Except with respect to the removal of External Directors, the shareholders shall be entitled

Cell Kinetics Ltd.	Articles of Association as of July 23, 2007

to remove any Director(s) from office, by a simple majority of the voting power of the Company represented at the meeting in person or by proxy and voting thereon.

49.	Nominations to the Board

49.1.	Nominations for the election of directors may be made by the Board or a Committee of the Board or, subject to the Law, by any Shareholder.

49.2.	Notwithstanding the provisions of Article48, External Directors shall be elected and hold office in accordance with the provisions of the Law.

49.3.
Notwithstanding the provisions of Articles 49.1 and 49.2, no person shall be nominated or appointed to the office of a director if such person is disqualified, under the Law, from being appointed as a director.

49.4.	A director’s term (including External Directors) shall begin either on the date of his appointment to the Board or at such later date designated in the resolution appointing such director.

50.
Subject to the provisions of Articles 41 and 47, the Board may at any time appoint any other person as a director, whether to fill a vacancy or as an addition to the then current number of directors, provided that the total number of directors shall not at any time exceed any maximum number (if any) fixed by or in accordance with these Articles. Any director so appointed shall hold office until the Annual General Meeting at which the term for the other directors of his class expires, unless otherwise stated in the appointing resolution.

PROCEEDINGS OF THE BOARD OF DIRECTORS

51.	Meetings

51.1.
The Board may meet and adjourn its meetings at such places either within or without the State of Israel and otherwise regulate such meetings and proceedings as the directors think fit, provided that meetings shall be convened at least once every three (3) months.  Subject to all of the other provisions of these Articles concerning meetings of the Board, the Board may meet by telephone conference call or similar communication equipment so long as each director participating in such call can hear, and be heard by, each other director participating in such call. The directors participating in this manner shall be deemed to be present in person at such meeting and shall be entitled to vote or be counted in a quorum accordingly.

51.2.	Board meetings may be convened at any time by the Chairman. The Chairman shall convene a Board meeting upon the written request of any two directors (or one director if the Board is

Cell Kinetics Ltd.	Articles of Association as of July 23, 2007

comprised of fewer than 6 directors) as soon as practicable after receiving such request and shall otherwise convene a Board meeting as provided by the Law.

52.	Notice

52.1.	Notice of a Board meeting shall contain the information required by the Law and shall be delivered to the directors not less than two (2) days before such meeting.

52.2.
Notice of a meeting of the Board shall be given in writing, and may be sent by hand, post, facsimile or electronic mail to a director at the address, facsimile number or electronic mail address given by such director to the Company for such purpose. Any such notice shall be deemed duly received, if sent by post, three (3) days following the day when any such notice was duly posted and if delivered by hand or transmitted by facsimile transmission or electronic mail, such notice shall be deemed duly received by the director on the date of delivery or, as the case may be, transmission of the same.

52.3.
Notwithstanding anything contained to the contrary herein, failure to deliver notice to a director of any such meeting in the manner required hereby may be waived (in advance or retroactively) by such director and a meeting shall be deemed to have been duly convened notwithstanding such defective notice if such failure or defect is waived (in advance or retroactively), by all directors entitled to participate at such meeting and to whom notice was not duly given. The presence of a director at any such meeting shall be deemed due receipt of prior notice or a waiver of any such notice requirement by such director.

53.	Quorum

53.1.
Until otherwise unanimously decided by the Board of Directors, a quorum at a meeting of the Board of Directors shall be constituted by the presence (in person, via telephone conference call, or by proxy) of a majority of the Directors then in office who are lawfully entitled to participate in the meeting (as conclusively determined by the Chairman of the Audit Committee (if any), and in the absence of such determination - by the Chairman of the Board of Directors).

53.2.
If within an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week, at the same time and place, or to such day and at such time and place as the Chairman may determine with the consent of the majority of the Directors present. No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the

Cell Kinetics Ltd.	Articles of Association as of July 23, 2007

meeting as originally called. At such adjourned meeting, any member present in person or represented by an Alternate Director shall constitute a quorum.

54.	Chairman of the Board of Directors

The Board of Directors may from time to time elect one of its members to be the Chairman of the Board of Directors, remove such Chairman from office and appoint another in its place. The Chairman of the Board of Directors shall preside at every meeting of the Board of Directors, but if there is no such Chairman, or if at any meeting he is not present within fifteen (15) minutes of the time fixed for the meeting, or if he is unwilling to take the chair, the Directors present shall choose one of their number to be the chairman of such meeting. The office of the Chairman shall not, by itself, entitle the holder thereof to a second or casting vote.

55.	Validity of Acts Despite Defects

Subject to the provisions of the Companies Law, all acts done bona fide at any meeting of the Board of Directors, or of a Committee of the Board of Directors, or by any person(s) acting as Director(s), shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meetings or any of them or any person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there were no such defect or disqualification.

CHIEF EXECUTIVE OFFICER

56.	Chief Executive Officer

Subject to these Articles and the Law, the Board may from time to time appoint one or more persons, whether or not directors, as the General Manager, Chief Executive Officer, and/or President of the Company (the “Chief Executive Officer” or “General Manager”).  Subject to the Law, the powers, authorities and responsibilities of any such Chief Executive Officer shall be those that the Board may, at its discretion, lawfully confer on the same.  The Board may, from time to time, as the Board may deem fit, modify or revoke, such title(s), duties and authorities the Board conferred as aforesaid.  Subject to these Articles and the Law, any such appointment(s) and any such powers, authorities and responsibilities may be either for a fixed term or without any limitation of time, and may be made upon such conditions and subject to such limitations and restrictions as the Board may, from time to time, determine and the Board may from time to time (subject to the provisions of any applicable law or the rules of any stock exchange upon which securities of the Company are listed and of any contract between any such person(s) and the Company) determine the salary of any such person(s) and remove or dismiss any such person(s) from office and appoint another or others in his or their place..

The management and the operation of the Company’s affairs and business in accordance with the policy determined by the Company’s Board of Directors shall

Cell Kinetics Ltd.	Articles of Association as of July 23, 2007

be vested in the General Manager, in addition to all powers and authorities of the General Manager, as specified in the Companies Law. Without derogating from the above, all powers of management and executive authorities which were not vested by the Companies Law or by these Articles in another organ of the Company shall be vested in the General Manager.

MINUTES

57.	Minutes

57.1.
Minutes of each General Meeting and of each meeting of the Board of Directors shall be recorded and duly entered in books provided for that purpose. Such minutes shall set forth the names of the persons present at the meeting and all resolutions adopted thereat.

57.2.
Any minutes as aforesaid, if purporting to be signed by the Chairman of the meeting or by the Chairman of the next succeeding meeting, shall constitute prima facie evidence of the matters recorded therein.

DIVIDENDS

58.	Declaration of Dividends

Subject to the provisions of the Law, the Board may from time to time declare such dividends as may appear to the Board to be justified by the profits of the Company and cause the Company to pay such dividends. The Board shall have the full authority to determine the time for payment of such dividends, and the record date for determining the Shareholders entitled thereto, provided such date is not prior to the date of the resolution to distribute the dividend and no Shareholder who shall be registered in the Shareholders Register with respect to any shares after the record date so determined shall be entitled to share in any such dividend with respect to such shares.

59.	Amount Payable by way of Dividends

Subject to any special or restricted rights conferred upon the holders of shares as to dividends, any dividend paid by the Company shall be allocated among the Shareholders entitled thereto in proportion to the sums paid up or credited as paid up on account of the nominal value of their respective holdings of the shares in respect of which such dividend is being paid without taking into account the premium paid up for the shares. The amount paid up on account of a share which has not yet been called for payment or fallen due for payment and upon which the Company pays interest to the shareholder shall not be deemed, for the purposes of this Article, to be a sum paid on account of the share.

60.	Interest

Cell Kinetics Ltd.	Articles of Association as of July 23, 2007

No dividend shall carry interest as against the Company.

61.	Payment in Kind

61.1.
A dividend may be paid, wholly or partly, by the distribution of specific assets, and, in particular, by distribution of paid-up shares, debentures or debenture stock of any other company, or in any one or more such ways.

61.2.
The Board may resolve that: any monies, investments, or other assets forming part of the undivided profits of the Company standing to the credit of the reserve fund, or to the credit of any reserve fund for the redemption of capital, or to the credit of a reserve fund for the revaluation of real estate or other assets of the Company or any other reserve fund or investment funds or assets in the hands of the Company and available for dividends, or representing premiums received on the issue of shares and standing to the credit of the share premium account, be capitalized and distributed among such of the Shareholders as would be entitled to receive the same if distributed by the way of dividend and in the same proportion on the basis that they become entitled thereto as capital; and that all or any part of such capitalized fund be applied on behalf of such Shareholders in paying up in full, either at nominal or at such premiums as the resolution may provide, any unissued shares or debentures or debenture stock of the Company which shall be distributed accordingly or in or towards the payment, in full or in part, of the uncalled liability on any issued shares or debentures or debenture stock; and that such distribution or payment shall be accepted by such Shareholders in full satisfaction of their share and interest in the said capitalized sum.

62.	Capitalization of Profits, Reserves, etc.

Upon the recommendation of the Board of Directors approved by shareholders resolution, the Company:

62.1.
may cause any moneys, investments, or other assets forming part of the undivided profits of the Company, standing to the credit of a reserve fund, or to the credit of a reserve fund for the redemption of capital, or in the hands of the Company and available for dividends, or representing premiums received on the issuance of shares and standing to the credit of the share premium account, to be capitalized and distributed among such of the shareholders as would be entitled to receive the same if distributed by way of dividend and in the same proportion, on the footing that they become entitled thereto as capital, or may cause any part of such capitalized fund to be applied on behalf of such shareholders in paying up in full, either at par or at such premium as the resolution may provide, any unissued shares or debentures

Cell Kinetics Ltd.	Articles of Association as of July 23, 2007

or debenture stock of the Company which shall be distributed accordingly, in payment, in full or in part, of the uncalled liability on any issued share or debentures or debenture stock; and

62.2.	may cause such distribution or payment to be accepted by such shareholders in full satisfaction of their interest in the said capitalized sum.

63.	Implementation of Powers under Article 61

For the purpose of giving full effect to any resolution under Article 61, and without derogating from the provisions of Article 7.2 hereof, the Board of Directors may settle any difficulty which may arise in regard to the distribution as it thinks expedient, and, in particular, may issue fractional certificates, and may fix the value for distribution of any specific assets, and may determine that cash payments shall be made to any shareholders upon the footing of the value so fixed, or that fractions of less value than the nominal value of one share may be disregarded in order to adjust the rights of all parties, and may vest any such cash, shares, debentures, debenture stock or specific assets in trustees upon such trusts for the persons entitled to the dividend or capitalized fund as may seem expedient to the Board of Directors. Where requisite under the Companies Law, a proper contract shall be filed, and the Board of Directors may appoint any person to sign such contract on behalf of the persons entitled to the dividend or capitalized fund.

64.	Dividends on Unpaid Shares

64.1.
Without derogating from Article 59 hereof, the Board may give an instruction which shall prevent the distribution of a dividend to the holders of shares, the full amount payable in respect of which has not been paid up.

64.2.
The Board may deduct from any dividend payable to any Shareholder all sums of money (if any) presently payable by such Shareholder to the Company on account of calls or otherwise in relation to the shares of the Company. The Board may retain any dividend or other moneys payable on or in respect of a share on which the Company has a lien, and may apply the same in or toward the satisfaction of the debts, liabilities or engagement in respect of which the lien exists.

65.	Retention of Dividends

65.1.
The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

65.2.	The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share in respect

Cell Kinetics Ltd.	Articles of Association as of July 23, 2007

of which any person is, under Articles 21 or 22, entitled to become a shareholder, or which any person is, under said Articles, entitled to transfer, until such person shall become a shareholder in respect of such share or shall transfer the same.

66.	Unclaimed Dividends

All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed. The payment by the Directors of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of seven (7) years from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company, provided, however, that the Board of Directors may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company.

67.	Mechanics of Payment

Any dividend or other moneys payable in cash in respect of a share may be paid by check or warrant sent through the post to, or left at, the registered address of the person entitled thereto or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, to any one of such persons or to his bank account), or to such person and at such address as the person entitled thereto may be writing direct. Every such check or warrant shall be made payable to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check or warrant by the banker upon whom it is drawn shall be a good discharge to the Company. Every such check or warrant shall be sent at the risk of the person entitled to the money represented thereby.

68.	Receipt from a Joint Holder

If two or more persons are registered as joint holders of any share, or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, any one of them may give effectual receipts for any dividend or other moneys payable or property distributable in respect of such share.

ACCOUNTS

69.	Books of Account

The Board of Directors shall cause accurate books of account to be kept in accordance with the provisions of the Companies Law, and of any other applicable law. Such books of account shall be kept at the Registered Office of the Company, or at such other place or places as the Board of Directors may think fit, and they

Cell Kinetics Ltd.	Articles of Association as of July 23, 2007

shall always be open to inspection by all Directors. No shareholder, not being a Director, shall have any right to inspect any account or book or other similar document of the Company, except as conferred by law or authorized by the Board of Directors.

70.	Audit

At least once in every fiscal year the accounts of the Company shall be audited and the correctness of the profit and loss account and balance sheet certified by one or more duly qualified auditors.

71.	Auditors

The appointment, authorities, rights and duties of the Auditor(s) of the Company, shall be regulated by applicable law, provided, however, that in exercising its authority to fix the remuneration of the auditor(s), the shareholders in General Meeting may act (and in the absence of any action in connection therewith shall be deemed to have so acted) to authorize the Board of Directors to fix such remuneration subject to such criteria or standards, if any, as may be provided in such resolution, and if no such criteria or standards are so provided, such remuneration shall be fixed in an amount commensurate with the volume and nature of the services rendered by such auditor(s).

BRANCH REGISTERS

72.	Branch Registers

Subject to and in accordance with the provisions of the Companies Law and to all orders and regulations issued thereunder, the Company may cause branch registers to be kept in any place outside Israel as the Board of Directors may think fit, and, subject to all applicable requirements of law, the Board of Directors may from time to time adopt such rules and procedures as it may think fit in connection with the keeping of such branch registers.

RIGHTS OF SIGNATURE

73.	Rights of Signature and Stamp

The Board of Directors shall be entitled to authorize any person or persons (who need not be Directors) to act and sign on behalf of the Company, and the acts and signature of such person(s) on behalf of the Company shall bind the Company insofar as such person(s) acted and signed within the scope of his or their authority.

Cell Kinetics Ltd.	Articles of Association as of July 23, 2007

NOTICES

74.	Notices

74.1.
Any written notice or other document may be served by the Company on any shareholder either personally or by sending it by prepaid registered mail addressed to such shareholder at his address as described in the Register of Shareholders or such other address as he may have designated in writing for the receipt of notices and other documents. Any written notice or other document may be served by any shareholder upon the Company by tendering the same in person to the Secretary or the General Manager of the Company at the principal office of the Company or by sending it by prepaid registered mail (airmail if posted outside Israel) to the Company at its Registered Address. Any such notice or other document, shall be deemed to have been served on two (2) business days after it has been posted (seven (7) business days if sent to a place not located on the same continent as the place from where it was posted), or when actually received by the addressee if sooner than two days or seven days, as the case may be, after it has been posted, or when actually tendered in person, to such shareholder (or to the Secretary or the General Manager), provided, however, that notice may be sent by cablegram, telex, telecopier (facsimile) or other electronic means and confirmed by registered mail as aforesaid, and such notice shall be deemed to have been given twenty-four (24) hours after such cablegram, telex, telecopy or other electronic communication has been sent or when actually received by such shareholder (or by the Company), whichever is earlier. If a notice is, in fact, received by the addressee, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed, in some respect, to comply with the provisions of this Article 65.1.

74.2.
All notices to be given to the shareholders shall, with respect to any share to which persons are jointly entitled, be given to whichever of such persons is named first in the Register of Shareholders, and any notice so given shall be sufficient notice to the holders of such share.

74.3.
Any shareholder whose address is not specified in the Register of Shareholders, and who shall not have designated an address for the receipt of notices, shall not be entitled to receive any notice from the Company.

74.4.
Notwithstanding anything to the contrary contained herein and subject to the provisions of the Law, notice to a Shareholder may be served, as general notice to all Shareholders, in accordance with applicable rules and regulations of any stock exchange upon which the Company’s shares are listed.

Cell Kinetics Ltd.	Articles of Association as of July 23, 2007

74.5.
Subject to applicable law, any Shareholder, director or any other person entitled to receive notice in accordance with these Articles or law, may waive notice, in advance or retroactively, in a particular case or type of cases or generally, and if so, notice will be deemed as having been duly served, and all proceedings or actions for which the notice was required will be deemed valid.

74.6.
The accidental omission to give notice of a meeting to any Shareholder or the non-receipt of notice by any Shareholder entitled to receive notice shall not invalidate the proceedings at any meeting or any resolution(s) adopted by such a meeting.

INSURANCE AND INDEMNITY

75.	Insurance

Subject to the provisions of the Companies Law and to the extent permitted under law, and subject further to Article 78, the Company may enter into a contract for the insurance of all or part of the liability of any Officer imposed on him in consequence of an act which he has performed by virtue of being an Officer, including, in respect of one of the following:

(a)	a breach of his duty of care to the Company or to another person;

(b)	a breach of his fiduciary duty to the Company, provided that the Officer acted in good faith and had reasonable cause to assume that such act would not prejudice the interests of the Company;

(c)	a financial obligation imposed on him in favor of another person;

(d)	any other circumstances arising under the law with respect to which the Company may, or will be able to, insure an Officer of the Company.

76.	Indemnity

76.1.
Subject to the provisions of the Companies Law and to the extent permitted under law, and subject further to Article 78, the Company may indemnify an Officer, retroactively, in respect of the following liabilities or expenses, imposed on such Officer or incurred by him in consequence of an act which he has performed by virtue of being an Officer:

76.1.1.	a financial obligation imposed on him in favor of another person by a court judgment, including a compromise judgment or an arbitrator’s award approved by court;

76.1.2.	reasonable litigation expenses, including attorneys’ fees, incurred by an Officer as a result of an investigation or a proceeding instituted against him by an authority that is

Cell Kinetics Ltd.	Articles of Association as of July 23, 2007

authorized to conduct an investigation or proceeding, and that was concluded without filing an indictment against the Officer and without imposing on the Officer a financial obligation in lieu of a criminal proceeding, or that was concluded without filing an indictment against the Officer but with imposing a financial obligation in lieu of a criminal proceeding in an offence that does not require proof of mens rea. In this section “conclusion of a proceeding without filing an indictment in a matter in which a criminal investigation has been instigated” and “financial liability in lieu of a criminal proceeding” shall mean as ascribed under the Companies Law.

76.1.3.
reasonable litigation expenses, including attorneys’ fees, incurred by an Officer or charged to him by a court, in a proceeding instituted against him by the Company or on its behalf or by another person, or in a criminal charge from which he was acquitted or in which he was convicted of an offence that does not require proof of mens rea.

76.1.4.	any other circumstances arising under the law in respect of which the Company may indemnify an Officer of the Company.

76.2.
Subject to the provisions of the Companies Law and to the extent permitted under law, and subject further to Article 78, the Company may undertake to indemnify an Officer, in advance, in respect of the following liabilities or expenses, imposed on such Officer or incurred by him in consequence of an act which he has performed by virtue of being an Officer:

76.2.1.
As set forth in Article 76.1.1, provided that the undertaking to indemnity shall be limited to events which the Board of Directors believes are predictable in light of the Company’s business de facto at the time the undertaking to indemnify is granted, and to amounts or criterion that the Board of Directors had determined to be reasonable in the circumstances, and that the undertaking to indemnity shall specify such predictable event and the amounts or criterion so determined.

Cell Kinetics Ltd.	Articles of Association as of July 23, 2007

76.2.2.	As set forth in Articles 76.1.1 to 76.1.3.

77.	Release

Subject to the provisions of the Companies Law and to the extent permitted under law, and subject further to Article 78, the Company may release, in advance, an Officer from all or any part of the liability due to damages arising out of the breach of duty of care towards the Company.

78.	General

78.1.
Notwithstanding anything to the contrary contained herein and subject to applicable law, these Articles are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification:

78.1.1.	in connection with any person who is not an Officer, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Officer, and/or

78.1.2.	in connection with any Officer to the extent that such insurance and/or indemnification is not specifically prohibited under law;

provided that if the Company has an Audit Committee, the procurement of any such insurance and/or the provision of any such indemnification shall be approved by the Audit Committee of the Company.

79.
Notwithstanding anything to the contrary in these Articles or any other agreement or instrument, and to extent restricted under law, the Company shall not insure, indemnify or release the Officer from the following:

79.1.	A breach of his fiduciary duty, other than as specified in Article (a).

79.2.	A breach of his duty of care committed intentionally or recklessly.

79.3.	An action taken with the intent of realizing unlawful personal gain.

79.4.	A fine or penalty imposed on him.

80.
Any amendment to the Companies Law or other applicable law adversely affecting the right of any Officer to be indemnified, insured or released pursuant to Articles 75 to 78 above shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify or insure an Officer for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

Cell Kinetics Ltd.	Articles of Association as of July 23, 2007

WINDING UP

81.	Winding Up

81.1.
If the Company be wound up, then, subject to applicable law upon winding up, the assets of the Company available for distribution among the shareholders as such shall first be distributed to the shareholders entitled thereto an amount equal to the paid-up capital attributable to their respective holdings of the shares in respect of which such distribution is being made, provided, however, that if such assets do not suffice to make such distribution in full, such assets shall be distributed to said shareholders in proportion to the paid-up capital attributable to their respective holdings of such shares. The paid-up capital attributable to any share issued at a premium or at a lawful discount shall be the nominal value of such share, provided, however, that if less than the full issuance price of such share has been paid to the Company, the paid-up capital attributable thereto shall be such proportion of the nominal value as the amount paid to the Company bears to such full issuance price.

81.2.
The assets, if any, remaining after the distribution pursuant to Article 81.1 hereof, shall, subject to applicable law and to the rights of the holders of shares with special rights as aforesaid, be distributed to the shareholders entitled thereto in proportion to the nominal value of their respective holdings of the shares in respect of which such distribution is being made, whether or not the issuance price, or any portion thereof, has been paid.

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